EXHIBIT 11(a)

     STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
     Calculation of Primary Earnings (Loss) Per Common Share

               (in thousands except share data)


                            Three Months          Six Months
                            Ended June 30,        Ended June 30,
                            1993       1992       1993      1992

Income (loss) after
 income taxes and
 before cumulative
 effect of accounting
 changes                    $(3,657)   $ 4,089    $ (4,293) $ 6,674
Cumulative effect of
  accounting changes            --         --          --       700
Net income (loss)           $(3,657)   $ 4,089    $(4,293)  $ 7,374

Average Number of
 Shares of Common Stock
 and Common Stock
 Equivalents Outstanding      28,430    27,923      28,361   27,696

Average Number of Common
 Stock Equivalents:
   Effect of stock options
     outstanding after
     application of the
     treasury stock method     1,611     1,883       1,906    2,933
                              30,041    29,806      30,267   30,629

Primary Earnings (Loss)
 Per Common Share:
  Before cumulative effect
    of accounting change    $  (.12)   $   .14    $  (.14)  $  .22
  Cumulative effect of
    accounting change            --         --          --     .02
  Earnings (loss)
  per share                 $  (.12)   $   .14    $  (.14)  $  .24